Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172553) pertaining to the Tornier N.V. Amended and Restated Stock Option Plan, Tornier N.V. 2010 Incentive Plan, and Tornier N.V. 2010 Employee Stock Purchase Plan of our report dated March 6, 2012, with respect to the consolidated financial statements and schedule of Tornier N.V., and the effectiveness of internal control over financial reporting of Tornier N.V., included in this Annual Report (Form 10-K) for the year ended January 1, 2012.

/s/ Ernst & Young LLP
Minneapolis, Minnesota

March 6, 2012